Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

SatCon Technology Corporation®

Dan Gladkowski, VP, Administration

617-897-2411

SatCon sells the Ling Shaker and Amplifier product line to QualMark Corporation

Boston, MA – December 14, 2005 — SatCon Technology Corporation® (Nasdaq NM: SATC), a developer and manufacturer of power electronics and motors for the alternative energy markets, today announced that it has sold its Ling Shaker and Amplifier product line to QualMark Corporation of Denver Colorado for approximately $2.3 million.  Under the Ling Products name, SatCon has manufactured and sold electrodynamic shakers through the Power Systems Division located in Worcester Massachusetts. This asset sale includes the intellectual property, manufacturing equipment and tooling and inventory for the Ling shaker products and the Kimball shaker accessories line.

“Selling this business will facilitate SatCon’s Power Systems increasing focus on the alternative energy markets, providing high power solar, fuel cell and wind inverters and precision motors and components to the hybrid electric vehicle markets” noted Millard Firebaugh, SatCon President and Chief Operating Officer.  He added that, “We are very pleased to sell this business to a quality company such as QualMark that has many years of experience in the shaker market.”

QualMark President Charles Johnston said, “We are pleased to be able to obtain the rights to the strong brand name of the Ling and Kimball Products.  We believe that this brand, combined with our expertise in the service and repair of these products will give us a prominence in this specialty test and measure marketplace.”   Mr. Johnston continued, “We look forward to relocating this business to our QualMark ACG facility in West Haven CT as soon as possible, and will take over the management of this product line immediately.”

SatCon Power Systems Division will continue to design, manufacture, market and service the Starsine variable frequency converters under the SatCon trademark.

About SatCon Technology Corporation

SatCon Technology Corporation is a developer and manufacturer of electronics and motors for the Alternative Energy, Hybrid-Electric Vehicle, Grid Support, High Reliability Electronics and Advanced Power Technology markets.  For further information, please visit the new SatCon website at www.satcon.com.

About QualMark Corporation

QualMark Corporation, headquartered in Denver, Colorado, is the leader in designing, marketing, and manufacturing accelerated life-testing systems providing the world’s largest corporations with solutions that improve product reliability and allow them to get to market faster. The Company has installed more than 600 of its proprietary testing systems in 25 countries. The Company operates and partners with ten testing facilities worldwide.

The Company also offers electrodynamic vibration solutions through its subsidiary, QualMark ACG Corporation.

QualMark ACG Corporation, headquartered in West Haven, Connecticut, is the leader in supplying electrodynamic systems, components, and service to the worldwide vibration test equipment market. For over 30 years, QualMark ACG (formerly ACG Dynamics, Inc.) has been supplying quality replacement parts and field Service for most brands of vibration equipment.

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties.  These forward-looking statements are identified by the use of terms and phrases such as “believes,” “expects,” “plans,” “anticipates” and similar expressions.  Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Companies’ expectations.  Additional information concerning risk factors is contained from time to time in the Companies’ SEC filings.  The Companies expressly disclaim any obligation to update the information contained in this release.

IR Contact

Alex Lewis
Aurelius Consulting
www.runonideas.com
T: (800)-644-6297